Exhibit 99.1

Celcuity Announces Pricing of Initial Public Offering

September 20, 2017

MINNEAPOLIS--(BUSINESS WIRE)--Celcuity Inc. (NASDAQ: CELC), a functional cellular analysis company that is discovering new cancer subtypes and commercializing diagnostic tests designed to significantly improve clinical outcomes of cancer patients treated with targeted therapies, announced today the pricing of its upsized initial public offering of 2,400,000 shares of its common stock at a public offering price of $9.50 per share, before the underwriting discount. All of the shares are being offered by Celcuity. In addition, Celcuity has offered the underwriter a 30-day option to purchase from Celcuity up to an additional 360,000 shares of common stock at the initial public offering price, less the underwriting discount, to cover over-allotments, if any. The shares of common stock are expected to begin trading September 20, 2017 on the NASDAQ Capital Market under the symbol “CELC,” and the offering is expected to close on September 22, 2017.

Celcuity expects to use the net proceeds from the offering to support research and development activities, clinical trials, development of operational processes and capital expenditures, and for working capital and other general corporate purposes.

Craig-Hallum Capital Group LLC is acting as the sole managing underwriter for the initial public offering.

A registration statement relating to these securities has been filed with and was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on September 19, 2017. This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained, when available, from Craig-Hallum Capital Group LLC at 222 South Ninth Street, Suite 350, Minneapolis, Minnesota 55402, Attention: Equity Capital Markets, by telephone at 612-334-6300, or by e-mail at prospectus@chlm.com.

About Celcuity

We are a cellular analysis company that is discovering new cancer sub-types and commercializing diagnostic tests designed to significantly improve the clinical outcomes of cancer patients treated with targeted therapies. Our proprietary CELx diagnostic platform uses a patient’s living tumor cells to identify the specific abnormal cellular activity driving a patient’s cancer and the targeted therapy that can best treat that patient’s disease.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Celcuity, including those set forth in the Risk Factors section of Celcuity’s registration statement and preliminary prospectus for Celcuity’s offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. Celcuity undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

MSL
Sherry Feldberg, 781-684-0770
Senior Vice President
sherry.feldberg@mslgroup.com
http://celcuity.com/contact/